Exhibit 99.1

FOR FURTHER INFORMATION:

AT TOWER FINANCIAL CORPORATION:

FOR INVESTORS:	FOR MEDIA:
Richard R. Sawyer	Michelle M. Gray
Chief Financial Officer	Director of Marketing
260-427-7150	260-427-7100
rick.sawyer@towerbank.net	michelle.gray@towerbank.net

TOWER FINANCIAL CORPORATION ANNOUNCES LARGE THIRD QUARTER CHARGE

FORT WAYNE, INDIANA – October 12, 2007 – Tower Financial Corporation (NASDAQ: TOFC) today announced that its Tower Bank subsidiary has taken a $3.6 million additional charge for the quarter ended September 30, 2007 to more closely align the carrying value of certain residential development loans with the underlying recently appraised collateral value of these loans. This charge will have a negative impact on third quarter after-tax earnings of approximately $2.5 million. As a result, the Company expects to report a third quarter loss within the range of $1.8 million to $2.2 million, or from $0.45 to $0.55 per share, when it reports its third quarter earnings on October 26, 2007.

Don Schenkel, Tower Financial Corporation’s Chairman and CEO, stated: “In light of current economic and credit conditions in the Midwest, and in particular, the slowdown in residential construction and housing sales, we believe that a more conservative assessment of credit quality is the appropriate action for Tower at this time. We hope that our actual experience with these loans will be more positive in the future than current conditions and market valuations imply.” Schenkel added, “We want to get back to healthy growth, with respectable margins, and with confidence that any potential quarterly earnings erosion attributed to this same group of loans will be substantially reduced.”

Mike Cahill, Tower Bank’s President and CEO, observed that, “Time will tell whether this level of conservatism was warranted, since a majority of these loans are, in fact, performing.  We will continue to work hard to collect in excess of our current valuations, and if so, this should have a positive impact on future earnings.”

Cahill also noted that Tower Financial Corporation has already contributed capital to the bank during both the second and third quarters sufficient to allow both the bank and holding company to continue to remain well-capitalized according to regulatory guidelines.

ABOUT THE COMPANY
Headquartered in Fort Wayne, Indiana, Tower Financial Corporation is a financial services holding company with two subsidiaries: Tower Bank & Trust Company, a growing community bank headquartered in Fort Wayne that opened in February 1999; and Tower Trust Company, a state-chartered wealth services firm doing business as Tower Private Advisors. Tower Bank provides a wide variety of financial services to businesses and consumers located in Indiana through its six full-service financial centers in Fort Wayne, a seventh in Angola, and a business development office in Warsaw, Indiana. Tower Financial Corporation's common stock is listed on the NASDAQ Global Market under the symbol "TOFC." For further information, please visit Tower's web site at www.TOFC.net.